Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

DURECT Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for future issuance under the DURECT Corporation 2000 Stock Plan	Rule 457(c) and Rule 457(h)	18,000,000(2)	$0.47(3)	$8,460,000	$0.0000927	$785.00
Total Offering Amounts					$8,460,000		$785.00
Total Fee Offsets							—
Net Fee Due							$785.00

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of DURECT Corporation’s (the “Registrant”) common stock, $0.0001 par value per share (“Common Stock”), that become issuable in respect of the shares identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 18,000,000 additional shares of Common Stock that were added to the shares authorized for issuance to eligible persons under the Registrant’s 2000 Stock Plan, as amended.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share of $0.47 was based upon the average of the high and low prices of Common Stock as reported on The Nasdaq Capital Market on July 29, 2022.